Exhibit 10.35

WASHINGTON REAL ESTATE INVESTMENT TRUST

SHORT-TERM

INCENTIVE PLAN

(Effective January 1, 2011)

ARTICLE I. INTRODUCTION

1.1 Purpose. The purposes of the Washington Real Estate Investment Trust 2011 Short-Term Incentive Plan (the “Plan”) contained herein are to allow Washington Real Estate Investment Trust (the “Trust”) to attract and retain talented executives, to provide incentives to executives to achieve certain performance targets, and to link executive compensation to shareholder results by rewarding competitive and superior performance. In furtherance of those purposes, the Plan is designed to provide short-term incentive compensation to officers of the Trust, the amount of which is dependent on the degree of attainment of certain performance goals of the Trust over one-year performance periods beginning on or after January 1, 2011.

1.2 Background. The Plan replaces the Short-Term Incentive Plan that became effective January 1, 2009 (the “Prior Plan”) with respect to one-year performance periods beginning on or after January 1, 2011. The Prior Plan has been terminated with respect to performance periods after 2010.

1.3 Overview. Each award under the Plan is comprised fifty percent (50%) of cash and fifty percent (50%) of restricted common shares of the Trust, which restricted common shares will have a value equal to the cash component of the award. The restricted common shares component is comprised of a service-based portion with a common share value equal to fifteen percent (15%) of the participant’s annual base salary (the service-based restricted shares) and an additional performance-based portion (the performance-based restricted shares). The cash and the performance-based restricted shares are each initially expressed as a dollar amount that is a multiple of the participant’s annual base salary, which multiple varies depending on the participant’s job position and the degree of achievement of the performance goals over the one-year performance period under the Plan. The cash component of the award is paid upon completion of the one-year performance period. The dollar amount attributable to the performance-based restricted shares is converted into a number of restricted common shares. The service-based restricted shares are subject to a ratable vesting schedule that normally runs for three years from the first day of the one-year performance period, and the performance-based restricted shares are subject to a ratable vesting schedule that normally runs for three years from the January 1 following completion of the one-year performance period. Grants of restricted common shares under the Plan are made pursuant to and from the common share reserve established under the Trust’s 2007 Omnibus Long-Term Incentive Plan.

1.4 Effective Date. This Plan is effective as of January 1, 2011 (the “Effective Date”), and was approved by the Compensation Committee of the Board of Trustees of the Trust (the “Committee”) and by the Board of Trustees of the Trust (the “Board”) on February 17, 2011.

ARTICLE II. DEFINITIONS

2.1 “Award” means an award of cash and Common Shares subject to vesting under the Plan.

2.2 “Cause” means

(a) commission by the Participant of a felony or crime of moral turpitude;

(b) conduct by the Participant in the performance of the Participant’s duties to the Trust which is illegal, dishonest, fraudulent or disloyal;

(c) the breach by the Participant of any fiduciary duty the Participant owes to the Trust; or

(d) gross neglect of duty which is not cured by the Participant to the reasonable satisfaction of the Trust within thirty (30) days of the Participant’s receipt of written notice from the Trust advising the Participant of said gross neglect.

2.3 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including any event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) forty percent (40%) or more of either (1) the then-outstanding shares of beneficial interest in the Trust (the “Outstanding Trust Shares”) or (2) the combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this Section; or

(b) such time as the Continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors or trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board (1) who was a member of the Board on the date hereof or (2) who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this clause (2) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of trustees, or directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and (2) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of beneficial interest or stock, as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of trustees or directors, as the case may be; or

(d) a liquidation or dissolution of the Trust.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Internal Revenue Code.

2.4 “Common Shares” means common shares of the Trust.

2.5 “Core FAD” means core funds available for distribution of the Trust for the Performance Period, as adjusted and calculated in accordance with the Trust’s accounting principles.

2.6 “Core FFO” means core funds from operations of the Trust for the Performance Period, as adjusted and calculated in accordance with the Trust’s accounting principles.

2.7 “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Trust. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section shall be made under a disability insurance program covering employees of the Trust; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.

2.8 “Good Reason” means the occurrence of an event listed in Subsection (a), (b) or (c) below:

(a) the Trust materially diminishes the Participant’s job responsibilities such that the Participant would no longer have responsibilities substantially equivalent to those of other officers holding an equivalent job position to that held by the Participant before the diminution at companies with similar revenues and market capitalization;

(b) the Trust reduces the Participant’s annual base salary (except for a reduction that is a uniform percentage of annual base salary for each officer of the Trust and does not exceed ten percent (10%) of annual base salary) or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c) the Trust requires the Participant to relocate the Participant’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Participant’s consent;

provided however, as to each event in Subsection (a), (b) or (c),

(i) the Participant gives written notice to the Trust within thirty (30) days following the event or receipt of notice of the event of his objection to the event;

(ii) the Trust fails to remedy the event within thirty (30) days following the Participant’s written notice; and

(iii) the Participant terminates his employment within thirty (30) days following the Trust’s failure to remedy the event.

2.9 “Participant” means a person who participates in the Plan pursuant to Section 3.1.

2.10 “Performance Period” means the period from and including January 1 through the earlier of December 31 of that year or the date of a Change in Control.

2.11 “Retire” means a Participant resigns upon or after reaching (a) age 55 and being employed by the Trust for at least twenty (20) years, or (b) age 65.

2.12 “Same Store NOI Growth” means the growth in same store net operating income of the Trust for the Performance Period as compared to the prior Performance Period, as adjusted and calculated in accordance with the Trust’s accounting principles.

ARTICLE III. ELIGIBILITY AND ADMINISTRATION

3.1 Eligibility. Officers of the Trust who are employees of the Trust as of the first day of the Performance Period shall be the initial Participants. The Committee may designate additional employees as Participants during the Performance Period. If the Committee adds Participants after the first day of the Performance Period, the Participant’s Award opportunity will be as established by the Committee by written notice to the Participant in lieu of the level specified in Section 4.1. Unless otherwise specified by the Committee, the Award for any Participant who is not a Participant on the first day of the Performance Period shall be prorated in the proportion that the number of days the Participant is employed by the Trust during the Performance Period bears to the number of days in the Performance Period. Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Award payable hereunder has been paid and is vested or forfeited.

3.2 Administration. The Plan shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the Plan. Any interpretation or determination by the Committee shall be binding on all parties.

ARTICLE IV. AWARDS

4.1 Award Opportunity. Each Participant’s total Award under the Plan with respect to a Performance Period shall be divided into a cash component and a restricted Common Shares component, each of which shall initially be stated as a percentage of the Participant’s annual base salary determined as of the first day of that Performance Period, which percentage shall depend upon the Participant’s position and (except as to the service-based restricted shares component shown in the table below) the degree of achievement of threshold, target, and high performance goals for the Performance Period as set forth in the table below:

		Cash Component (50%)						Restricted Share Component (50%)
		Threshold		Target		High		Threshold		Target		High
President and Chief Executive Officer	Performance-based Service-based	58 0	% %	113 0	% %	195 0	% %	43 15	% %	98 15	% %	180 15	% %

Executive Vice President	Performance-based Service-based	48 0	% %	93 0	% %	160 0	% %	33 15	% %	78 15	% %	145 15	% %

Senior Vice President	Performance-based Service-based	35 0	% %	65 0	% %	115 0	% %	20 15	% %	50 15	% %	100 15	% %

Managing Director	Performance-based Service-based	25 0	% %	50 0	% %	88 0	% %	10 15	% %	35 15	% %	73 15	% %

4.2 Performance Goals. The initial performance goals under the Plan are, and are weighted, as follows:

(a)	Objective performance goals, comprised of:

(i)	Core FFO per share (20%);

(ii)	Core FAD per share (20%); and

(iii)	Same Store NOI Growth (20%); and

(b)	Subjective goals, comprised of:

(i)	strategic acquisition/disposition activity of the Trust for the Performance Period (20%); and

(ii)	individual objectives (20%).

The specific threshold, target and high metrics underlying the objective performance goals shall be set by the Committee no later than the first 90 days of the Performance Period (taking into account input from the Board and the Chief Executive Officer) in which the metrics are to take effect. If the degree of achievement of any objective performance goal falls between threshold and target or between target and high performance levels, the portion of the Award that is dependent upon that performance goal shall be determined by linear interpolation. If the degree of achievement of any objective or subjective performance goal falls below threshold, the portion of the Award that is dependent on that performance goal shall not be paid. At any time, the Committee may make an assessment of market conditions with respect to the Performance Period and may in its discretion adjust the performance outcome measures by up to five percentage points (added to or subtracted from the performance outcome).

On or about completion of the Performance Period, (1) the degree of achievement of the subjective goals shall be determined (i) by the Committee in its discretion with respect to the strategic acquisition/disposition activity and other subjective performance goals (taking into account input from the Board and a written presentation to be provided by the Chief Executive Officer), and (ii) with respect to individual objectives, by the Committee in its discretion with respect to the Chief Executive Officer, and by the Chief Executive Officer or other immediate supervisor in his or her discretion with respect to all other Participants (subject to final approval by the Committee), and (2) the Committee shall evaluate subjective goals performance on a scale of below 1 (below threshold), 1 (threshold), 2 (target) or 3 (high) or any fractional number between 1 and 3. If the Committee determines that subjective goals performance is a fractional number between 1 and 3, the portion of the Award that is dependent upon subjective goals performance shall be determined by linear interpolation.

While the objective and subjective performance goals shall apply as of the Effective Date, such objective and subjective performance goals shall be re-evaluated by the Committee (taking into account input from the Chief Executive Officer and the Board) on an annual basis as to their appropriateness for use with respect to the 2012 Performance Period and subsequent

Performance Periods under the Plan based on potential future changes in the Trust’s business goals and strategy. Any modification to the performance goals shall be approved by the Committee and the Board no later than the first ninety (90) days of the Performance Period in which the modification is to take effect.

4.3 Eligibility for, Timing and Form of Payment of Award. Except as provided in Section 4.3(d) or Sections 4.4 through 4.6, the Participant must be employed by the Trust on the last day of the Performance Period to receive an Award, and the Award shall be paid as follows:

(a) as of the end of the Performance Period, the dollar amount payable in cash and the dollar amount payable in restricted Common Shares pursuant to Sections 4.1 and 4.2 shall be determined for each Participant;

(b) of the cash portion of the Award for each Participant, eighty percent (80%) shall be paid on or before the last day of the Performance Period (except to the extent that the Participant has made an election to defer such cash portion of the Award pursuant to Section 4.8) and twenty percent (20%) shall be paid in the year following the Performance Period by no later than the fifteenth day of the third month following the end of the Performance Period;

(c) the dollar amount payable in restricted Common Shares for each Participant shall be divided into the service-based component (in an amount equal to fifteen percent (15%) of the Participant’s annual base salary as provided in Section 4.1) and the performance-based component.

(1) The service-based component shall be converted into a number of Common Shares by dividing the dollar amount by the closing price per Common Share on January 1 of the Performance Period (or if such January 1 is not a trading day, the first trading day preceding such January 1) on the exchange on which Common Shares are traded (the “Service-Based Restricted Shares”).

(2) The performance-based component shall be converted into a number of Common Shares by dividing the dollar amount by the closing price per Common Share on the January 1 following the Performance Period (or if such January 1 is not a trading day, the first trading day preceding such January 1) on the exchange on which Common Shares are traded (the “Performance-Based Restricted Shares”); and

(d) (1) The Service-Based Restricted Shares shall be issued as of the first day of the Performance Period (or as of the date of adoption of the Plan in the case of the 2011 Performance Period) and shall be subject to vesting as provided in Section 4.4(a).

(2) The Performance-Based Restricted Shares shall be issued in the year following the Performance Period by no later than the fifteenth day of the third month following the end of the Performance Period and shall be subject to vesting as described in Section 4.4(b).

All such Common Shares shall be awarded under and in accordance with the Trust’s 2007 Omnibus Long Term Incentive Plan.

4.4 Common Shares subject to Vesting.

(a) The Service-Based Restricted Shares shall vest (1) as to one-third of the shares on the last day of the Performance Period and to an additional one-third of the shares on each of the two subsequent anniversaries thereof, subject to the Participant remaining employed by the Trust through the applicable vesting date, or (2) as to all of the shares, if during the period from the first day of the Performance Period through the second anniversary of the last day of the Performance Period, the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns for Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, or a Change in Control occurs while the Participant is employed by the Trust.

(b) The Performance-Based Restricted Shares shall vest (1) as to one-third of the shares on each of the first three anniversaries of the last day of the Performance Period, subject to the Participant remaining employed by the Trust through the applicable vesting date, (2) as to all of the shares, if during the period from the last day of the Performance Period through the third anniversary of the last day of the Performance Period, the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns for Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, or a Change in Control occurs while the Participant is employed by the Trust, or (3) if, and to the extent determined under Section 4.5 or 4.6, if applicable.

4.5 Qualifying Termination during the Performance Period. If during the Performance Period, the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns with Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, the Participant shall receive an Award calculated based on the actual levels of achievement of the performance goals for the entire Performance Period, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of the Trust bears to the total number of days in the Performance Period. In such event, the Performance-Based Restricted Shares issued to the Participant with respect to such Performance Period shall be fully vested. Notwithstanding the foregoing, this Section shall not apply to the Service-Based Restricted Shares (and Section 4.4(a)(2) shall instead be applicable).

4.6 Change in Control during the Performance Period. If a Change in Control occurs while the Participant is employed by the Trust during the Performance Period, the Participant shall receive an Award calculated based on the actual levels of achievement of the prorated performance goals as of the date of the Change in Control, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date of the Change in Control bears to 365. In such event, the Performance-Based Restricted Shares issued to the Participant with respect to such Performance Period shall be fully vested and the number of shares shall be calculated based on the closing price per Common Share on the exchange on which Common Shares are traded on the trading day coinciding with (or if that is not a trading day, immediately preceding) the date of the Change in Control, or if

Common Shares are no longer traded on an exchange as of such date, based on the value determined by the Committee in its reasonable discretion based on the actual or implied price paid in the Change in Control transaction. The Award shall be issued on the date of the Change in Control. Notwithstanding the foregoing, this Section shall not apply to the Service-Based Restricted Shares (and Section 4.4(a)(2) shall instead be applicable).

4.7 Forfeiture. Except as otherwise provided in this Article, any Award that is not vested as of the earlier of termination of employment or the second anniversary of the last day of the Performance Period in the case of the Service-Based Restricted Shares, or the third anniversary of the last day of the Performance Period in the case of the Performance-Based Restricted Shares, shall be forfeited.

4.8 Deferral Election as to Cash Portion of Award. Each Participant who is eligible under the Trust’s Deferred Compensation Plan for Officers (the “DCP”) may elect to defer all or a portion of the cash portion of the Award that is payable with respect to a Performance Period on or before the last day of the Performance Period (i.e., up to eighty percent (80%) of the cash portion of the Award) by making a timely deferral election under the DCP. Elections must be made by December 15 of the year prior to the Performance Period, unless otherwise permitted by the DCP. If a Participant makes deferral election, the deferral will be converted into restricted share units and held pursuant to the DCP. The deferred restricted share units will be matched twenty-five percent (25%) by the Trust in accordance with the terms of the DCP.

ARTICLE V. MISCELLANEOUS

5.1 Dividends on Unvested Shares. Dividends declared with respect to unvested Common Shares shall be paid currently.

5.2 Payroll Withholding on Cash Portion of Award. The cash portion of the Award shall be reduced by all required tax withholding and all other applicable payroll deductions.

5.3 Tax Withholding on Common Shares Portion of Award. In order to satisfy applicable tax withholding, the portion of the Award payable in Common Shares shall be reduced by that whole number of vested Common Shares which have a value equal to the minimum amount of the required tax obligations imposed on the Trust, and to the extent any remainder of the required tax withholding remains unsatisfied because no fraction of a Common Share is reduced, the Trust shall deduct the remainder from other cash payable to the Participant or if no cash is payable to the Participant, the Trust may require the Participant to remit the remainder.

5.4 Restrictions on Transfer. Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to an Award until such date as, and only to the extent that, cash has been paid or vested shares have been issued. Any such disposition not made in accordance with this Plan shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Plan.

5.5 Change in Capitalization. The number and kind of shares issuable under this Plan shall be subject to adjustment pursuant to the provisions of the Trust’s 2007 Omnibus Long-Term Incentive Plan.

5.6 Successors. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

5.7 Notice. Except as otherwise specified herein, all notices and other communications under this Plan shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

5.8 Severability. In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

5.9 No Right to Continued Retention. Neither the establishment of the Plan nor the Award hereunder shall be construed as giving any Participant the right to continued service with the Trust.

5.10 Interpretation and IRC Section 409A. Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 through 1.3 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. Termination of employment under the Plan shall be considered to have occurred for purposes of Sections 4.4 and 4.5 only if the Participant has a termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code. Awards under the Plan that are not deferred under the DCP are intended to be exempt from Section 409A as “short-term deferrals” within the meaning of the Treasury Regulations under Section 409A, but in any event Awards under the Plan are payable on a specified date or upon a Change in Control in compliance with Section 409A, and the Plan shall be interpreted in a manner to be exempt from or otherwise in compliance with Section 409A.

5.11 Amendment and Termination of the Plan. The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment shall deprive a Participant of any Award that is earned up to the date of the amendment or termination or result in the acceleration of any award payable under the Plan if such acceleration would result in any Participants incurring a tax under Section 409A of the Internal Revenue Code.

5.12 Governing Laws. The laws of the State of Maryland shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws; provided, however, no Common Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable securities laws.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin

Title:	Executive Vice President – Accounting and Administration